Exhibit 99.1

ALLEGIANT PROFESSIONAL BUSINESS SERVICES INC.
PRESS RELEASE

FOR IMMEDIATE RELEASE
CONTACT:                      NORMAN TIPTON
           858 798 1636

ALLEGIANT PROFESSIONAL BUSINESS SERVICES INC SIGNS STRATEGIC PARTNER AGREEMENT ESTIMATED TO GENERATE APPROXIMATLY $200 MILLION IN GROSS PAYROLL.

Marlton, NJ December 16, 2009 Allegiant today announced it has signed a strategic partner agreement estimated to add $200 Million to Allegiant gross payroll.

December 16 /PRNewswire-FirstCall/ Allegiant Professional Business Services Inc. (Pinksheets: APRO) has signed a strategic partner agreement with Amerisource Payroll Solutions LLC and its related companies. APRO CEO David Goldberg estimates that the Amerisource business may add $200 million in gross payroll over the next 12 months.
“Amerisource has a proven track record in the staffing and human resources industry,” Goldberg said. “We will offer Amerisource clients our expertise in payrolling, workers compensation and benefits.”

Allegiant Professional Business Services Inc. provides financial services to small and medium-size businesses, relieving our clients from many of the day-to-day tasks that negatively impact their core business operations, such as payroll processing, human resources support, workers' compensation insurance, safety programs, employee benefits, and other administrative and aftermarket services predominantly related to staffing -- staff leasing, temporary staffing and co-employment. We not only provide core services but a wide selection of employee and employer benefits and aftermarket products.

Safe Harbor:

Statements in this press release that are not historical facts are forward-looking statements, including statements regarding future revenues and sales projections, plans for future financing, the ability to meet operational milestones, marketing arrangements and plans, and shipments to and regulatory approvals in international markets. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing that will allow us to continue our current and future operations and whether demand for our products and services in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the year ended Sept. 30, 2007, and its subsequent filings with the SEC.